Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to the Registration Statement on Form S-4 and related prospectus of Commercial Barge Line Company and to the incorporation by reference of our reports dated March 9, 2009, with respect to the consolidated financial statements and schedule of American Commercial Lines Inc. and the effectiveness of internal control over financial reporting of American Commercial Lines Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP

Louisville, KY
November 24, 2009